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                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Sound Federal Bancorp:

We consent to the use in (i) the Registration Statement on Form S-1 to be filed by Sound Federal Bancorp with the Securities and Exchange Commission, and (ii) the Application for Conversion on Form AC to be filed by Sound Federal, MHC with the Office of Thrift Supervision, of our report dated April 30, 2002 (except for Note 1, which is as of June 13, 2002), with respect to the consolidated balance sheets of Sound Federal Bancorp and subsidiary as of March 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2002. Our report refers to a change in accounting for goodwill.

We consent to the filing, as an exhibit to the Form AC, of our opinion regarding the New York State income tax consequences of the Plan of Conversion and Reorganization.

We consent to the references to our firm under the headings "THE CONVERSION -Tax Aspects" and "EXPERTS" in the prospectus included in the Form S-1 and Form AC.

                             /s/ KPMG LLP

New York, New York
September 16, 2002